Exhibit 99.2

NUCLEAR ASSET-RECOVERY PROPERTY PURCHASE AND SALE AGREEMENT

by and between

DUKE ENERGY FLORIDA PROJECT FINANCE, LLC,

Issuer

and

DUKE ENERGY FLORIDA, LLC,

Seller

Acknowledged and Accepted by

THE BANK OF NEW YORK MELLON
TRUST COMPANY, NATIONAL ASSOCIATION, as Indenture Trustee

Dated as of [      ], 2016

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SECTION 6.03. Assignment		17
SECTION 6.04. Limitations on Rights of Third Parties		17
SECTION 6.05. Severability		18
SECTION 6.06. Separate Counterparts		18
SECTION 6.07. Governing Law		18
SECTION 6.08. Assignment to Indenture Trustee		18
SECTION 6.09. Limitation of Liability		18
SECTION 6.10. Waivers		18

EXHIBIT

Exhibit A	Form of Bill of Sale

APPENDIX

Appendix A	Definitions and Rules of Construction

ii

This NUCLEAR ASSET-RECOVERY PROPERTY PURCHASE AND SALE AGREEMENT, dated as of [      ], 2016, is by and between DUKE ENERGY FLORIDA PROJECT FINANCE, LLC, a Delaware limited liability company, and DUKE ENERGY FLORIDA, LLC (the “Seller”), a Florida limited liability company, and acknowledged and accepted by THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as indenture trustee.

RECITALS

WHEREAS, the Issuer desires to purchase the Series Property created pursuant to the Nuclear Asset-Recovery Law;

WHEREAS, the Seller is willing to sell its rights and interests under the Financing Order to the Issuer, whereupon such rights and interests will become the Series Property;

WHEREAS, the Issuer, in order to finance the purchase of the Series Property, will issue the Series A Bonds under the Indenture; and

WHEREAS, the Issuer, to secure its obligations under the Series A Bonds and the Indenture, will pledge, among other things, all right, title and interest of the Issuer in and to the Series Property and this Sale Agreement to the Indenture Trustee for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01.    Definitions and Rules of Construction.  Capitalized terms used but not otherwise defined in this Sale Agreement shall have the respective meanings given to such terms in Appendix A, which is hereby incorporated by reference into this Sale Agreement as if set forth fully in this Sale Agreement. Not all terms defined in Appendix A are used in this Sale Agreement. The rules of construction set forth in Appendix A shall apply to this Sale Agreement and are hereby incorporated by reference into this Sale Agreement as if set forth fully in this Sale Agreement, however for purposes of this Sale Agreement, unless otherwise indicated herein, the terms Series Charges, Series Closing Date, Series Collateral and Series Property mean the Series Charges, Series Closing Date, Series Collateral and Series Property for the Series A Bonds.

ARTICLE II
CONVEYANCE OF NUCLEAR ASSET-RECOVERY PROPERTY

SECTION 2.01.    Conveyance of Series Property.

(a)       In consideration of the Issuer’s delivery to or upon the order of the Seller of $[             ], subject to the conditions specified in Section 2.02, the Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Issuer, without recourse or warranty, except as set forth herein, all right, title and interest of the Seller in, to and under the Series Property (such sale, transfer, assignment, setting over and conveyance of the Series Property includes, to the fullest extent permitted by the Nuclear Asset-Recovery Law and the Florida UCC, the assignment of all revenues, collections, claims, rights, payments, money or proceeds of or arising from the Series Charges related to the Series Property, as the same may be adjusted from time to time). Such sale, transfer, assignment, setting over and conveyance is hereby expressly stated to be a sale or other absolute transfer and, pursuant to Section 366.95(5)(c) of the Nuclear Asset-Recovery Law, shall be treated as a true sale and not as a pledge of or secured transaction relating to the Seller’s right, title, and interest in, to, and under the Series Property. The Seller and the Issuer agree that after giving effect to the sale, transfer, assignment, setting over and conveyance contemplated hereby the Seller has no right, title or interest in, to or under the Series Property to which a security interest could attach because (i) it has sold, transferred, assigned, set over and conveyed all right, title and interest in and to the Series Property to the Issuer, (ii) as provided in Section 366.95(5)(c) of the Nuclear Asset-Recovery Law, all right, title and interest shall have passed to the Issuer and (iii) as provided in Section 366.95(5)(c)4. of the Nuclear Asset-Recovery Law, appropriate financing statements shall have been filed and such transfer is perfected against all third parties, including subsequent judicial or other lien creditors. If such sale, transfer, assignment, setting over and conveyance is held by any court of competent jurisdiction not to be a true sale as provided in Section 366.95(5)(c) of the Nuclear Asset-Recovery Law, then such sale, transfer, assignment, setting over and conveyance shall be treated as a pledge of the Series Property and as the creation of a security interest (within the meaning of the Nuclear Asset-Recovery Law and the UCC) in the Series Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Series Property to the Issuer, the Seller hereby grants a security interest in the Series Property to the Issuer (and to the Indenture Trustee for the benefit of the Secured Parties) to secure their respective rights under the Basic Documents to receive the Series Charges and all other Series Property.

(b)       Subject to Section 2.02, the Issuer does hereby purchase the Series Property from the Seller for the consideration set forth in Section 2.01(a).

SECTION 2.02.    Conditions to Conveyance of Series Property.  The obligation of the Seller to sell, and the obligation of the Issuer to purchase, Series Property on the Series Closing Date shall be subject to the satisfaction or waiver of each of the following conditions:

(a)       on or prior to the Series Closing Date, the Seller shall have delivered to the Issuer a duly executed Bill of Sale identifying and conveying the Series Property on the Series Closing Date;

(b)       on or prior to the Series Closing Date, the Seller shall have obtained the Financing Order creating the Series Property;

(c)       as of the Series Closing Date, the Seller is not insolvent and will not have been made insolvent by such sale and the Seller is not aware of any pending insolvency with respect to itself;

(d)       as of the Series Closing Date, (i) the representations and warranties of the Seller in this Sale Agreement must be true and correct with the same force and effect as if made on that date (except to the extent they relate to an earlier date), (ii) on and as of the Series Closing Date no breach of any covenant or agreement of the Seller contained in this Sale Agreement has occurred and is continuing and (iii) no Servicer Default shall have occurred and be continuing;

(e)       as of the Series Closing Date, (i) the Issuer shall have sufficient funds available to pay the purchase price for the Series Property to be conveyed on such date and (ii) all conditions to the issuance of the Series A Bonds intended to provide such funds set forth in the Indenture and the applicable Series Supplement shall have been satisfied or waived;

(f)        on or prior to the Series Closing Date, the Seller shall have taken all action required to transfer to the Issuer ownership of the Series Property on such date, free and clear of all Liens other than Liens created by the Issuer pursuant to the Basic Documents and to perfect such transfer, including filing any statements or filings under the Nuclear Asset-Recovery Law or the Florida UCC; and the Issuer or the Servicer, on behalf of the Issuer, shall have taken any action required for the Issuer to grant the Indenture Trustee a Lien and first priority perfected security interest in the Series Collateral and maintain such security interest as of the Series Closing Date;

(g)       the Seller shall have received and delivered to the Rating Agencies and the Issuer any Opinions of Counsel required by the Rating Agencies;

(h)       the Seller shall have received and delivered to the Issuer and the Indenture Trustee an opinion or opinions of outside tax counsel (as selected by the Seller, and in form and substance reasonably satisfactory to the Issuer and the Indenture Trustee) to the effect that (i) the Issuer will not be subject to U.S. federal income tax as an entity separate from its sole owner and that the Series A Bonds will be treated as debt of the Issuer’s sole owner for U.S. federal income tax purposes and (ii) for U.S. federal income tax purposes, the issuance of the Series A Bonds will not result in gross income to the Seller;

(i)        on and as of the Series Closing Date, each of the Certificate of Formation, the LLC Agreement, the Servicing Agreement, this Sale Agreement, the Indenture, the applicable Series Supplement, the Financing Order and the Nuclear Asset-Recovery Law shall be in full force and effect;

(j)        the Series A Bonds shall have received the highest credit ratings possible, as evidenced by a certification from the Seller;

(k)       the Seller shall have delivered to the Indenture Trustee and the Issuer an Officer’s Certificate confirming the satisfaction of each condition precedent specified in this Section 2.02;

(l)        the Seller shall have received the purchase price for the Series Property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 3.09, the Seller makes the following representations and warranties, as of the Series Closing Date, and the Seller acknowledges that the Issuer has relied thereon in acquiring the Series Property. The representations and warranties shall survive the sale and transfer of Series Property to the Issuer and the pledge thereof to the Indenture Trustee pursuant to the Indenture. The Seller agrees that (i) the Issuer may assign the right to enforce the following representations and warranties to the Indenture Trustee and (ii) the following representations and warranties inure to the benefit of the Issuer and the Indenture Trustee.

SECTION 3.01.    Organization and Good Standing.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida, with requisite power and authority to own its properties and conduct its business as of the Series Closing Date.

SECTION 3.02.    Due Qualification.  The Seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the Seller’s business, operations, assets, revenues or properties, the Series Property, the Issuer or the Series A Bonds).

SECTION 3.03.    Power and Authority.  The Seller has the requisite power and authority to execute and deliver this Sale Agreement and to carry out its terms. The Seller has full power and authority to own the Series Property and to sell and assign the Series Property to the Issuer and the Seller has duly authorized such sale and assignment to the Issuer by all necessary action. The execution, delivery and performance of obligations under this Sale Agreement have been duly authorized by all necessary action on the part of the Seller under its organizational documents and laws.

SECTION 3.04.    Binding Obligation.  This Sale Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05.    No Violation.  The consummation of the transactions contemplated by this Sale Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Seller’s organizational documents or any indenture, or other material agreement or instrument to which the Seller is a party or by which it is bound, result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be granted in the Issuer’s favor or any Lien under the Basic Documents or any Liens created by the Issuer pursuant to the Nuclear Asset-Recovery Law) or violate any existing law or any order, rule or regulation applicable to the Seller issued by any Governmental Authority having jurisdiction over the Seller or its properties.  The Series Property is not subject to any Lien thereon, other than the Liens created by the Indenture and the Nuclear Asset-Recovery Law.

SECTION 3.06.    No Proceedings.  Except as disclosed in Schedule 3.06, there are no proceedings or, to the Seller’s knowledge, investigations pending or proceedings threatened, before any Governmental Authority having jurisdiction over the Seller or its properties: (a) asserting the invalidity of the Basic Documents, the Series A Bonds, the Nuclear Asset-Recovery Law or the Financing Order; (b) seeking to prevent the issuance of the Series A Bonds or the consummation of any of the transactions contemplated by the Basic Documents; (c) seeking a determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Basic Documents, the related series of Series A Bonds or the Financing Order; or (d) challenging the Seller’s treatment of the Series A Bonds as debt of the Seller for U.S. federal income tax purposes.

SECTION 3.07.    Approvals.  No governmental approvals, authorizations, consents, orders or other actions or filings, other than filings under the Nuclear Asset-Recovery Law or with the Florida Secured Transaction Registry or the UCC of Delaware, are required for the Seller to execute, deliver and perform its obligations under this Sale Agreement except those which have previously been obtained or made or are required to be made by the Servicer in the future pursuant to the Servicing Agreement.

SECTION 3.08.    The Series Property.

(a)       Information.  Subject to Section 3.08(h), at the Series Closing Date, all written information, as amended or supplemented from time to time, provided by the Seller to the Issuer with respect to the Series Property (including the Expected Sinking Fund Schedule and the Financing Order) is true and correct in all material respects and does not omit any material facts and all historical data for the purpose of calculating the initial nuclear asset-recovery charges in the issuance advice letter and initial routine true-up adjustment request are true and correct, and the assumptions used for such calculations are reasonable and made in good faith.

(b)       True-Sale and Absolute Transfer.  The transfer, sale, assignment and conveyance of the Series Property constitutes a sale or other absolute transfer of all of the Seller’s right, title and interest in the Series Property to the Issuer; upon the execution and delivery of this Sale Agreement and the Bill of Sale on the Series Closing Date, the Series Property shall be validly transferred and sold to the Issuer and the Seller will have no right, title or interest in the Series Property and the Series Property would not be part of the estate of the Seller as debtor in the event of a filing of a bankruptcy petition by or against the Seller under any bankruptcy law. The Seller hereby represents that no portion of the Series Property has been sold, transferred, assigned, pledged or otherwise conveyed by the Seller to any person other than the Issuer, and, to the Seller’s knowledge (after due inquiry), no security agreement, financing statement or equivalent security or lien instrument listing the Seller as debtor covering all or a portion of the Series Property is on file or of record in any jurisdiction, except such as may have been file or recorded in favor of the Issuer or the Indenture Trustee in connection with the Basic Documents.

(c)       Title. The Seller is the sole owner of the Series Property sold to the Issuer on the Series Closing Date and such sale is made free and clear of all Liens other than Liens created by the Issuer pursuant to Indenture. All actions or filings, including filings under the Nuclear Asset-Recovery Law and the UCC, necessary to give the Issuer a valid ownership interest in the Series Property and to grant the Indenture Trustee a first priority perfected security interest in the Series Property, free and clear of all Liens of the Seller or any other Person have been taken or made.

(d)       Financing Order; Other Approvals. On the Series Closing Date, under the laws of the State of Florida (including the Nuclear Asset-Recovery Law) and the United States in effect on the Series Closing Date: (i) The Financing Order has been issued by the Commission in accordance with the Nuclear Asset-Recovery Law, and such order and the process by which it was issued comply with all applicable laws, rules and regulations. The Financing Order has become effective pursuant to the Nuclear Asset-Recovery Law and is, and as of the date of issuance of the Series A Bonds will be, in full force and effect and final and non-appealable; (ii) the Series A Bonds will be entitled to the protections provided by the Nuclear Asset-Recovery Law and, accordingly, the Financing Order and the Series Charges are  irrevocable and not subject to reduction by the Commission, except for the True-Up Adjustments to the Series Charges provided for in the Financing Order; (iii) revisions to Duke Energy Florida’s electric tariff to implement the Series Charges have been filed and are in full force and effect, such revisions are consistent with the Financing Order, and any electric tariff implemented consistent with a Financing Order issued by the Commission is not subject to modification by the Commission except for True-Up Adjustments made in accordance with the Nuclear Asset-Recovery Law; (iv) the process by which the Financing Order was adopted and approved complies with all applicable laws, rules and regulations; (v) the Financing Order is not subject to appeal and is legally enforceable, and the process by which it was issued complied with all applicable laws, rules and regulations and (vi) no Governmental Approvals, authorizations, consents, orders or other actions or filings, other than filings under the Nuclear Asset-Recovery Law or the UCC of Florida or Delaware, are required for the Seller to executed, deliver and perform its obligations under this Sale Agreement except those which have previously been obtained or made or are required to be made by the Servicer in the future pursuant to the Servicing Agreement.

(e)       State Action. Under the Nuclear Asset-Recovery Law, the State of Florida may not take or permit any action that would impair the value of the Series Property or reduce or alter, except for the True-Up Adjustment, or impair the Series Charges to be imposed, collected and remitted to the Issuer, for the benefit of the Holders of the Series A Bonds until the principal, interest or other charges incurred or contracts to be performed in connection with the Series A Bonds are paid or performed in full. Furthermore, under the contract clauses of the Constitution of the State of Florida and the United States Constitution, any action taken by the State of Florida, including the Commission that substantially impairs the rights of the Holders of the Series A Bonds is likely to be found by a court of competent jurisdiction to be an impairment of contract with respect to the State Pledge, unless such action is a reasonable exercise of the State of Florida’s sovereign powers and of a character reasonable and appropriate to further a significant and legitimate public purpose and, under the takings clauses of the constitution of the State of Florida and the United States Constitution, any action taken by the State of Florida to repeal or amend the Nuclear Asset-Recovery Law or take any other action in contravention of the State Pledge if such action constitutes a permanent appropriation of a substantial property interest of the Holders of the Series A Bonds in the Series Property or substantially impairs the value of the Series Property so as to unduly interfere with the reasonable expectations of the Holders arising from their investments in the Series A Bonds, could be reasonably be concluded by a court of competent jurisdiction to be a compensable taking, unless such court finds that just compensation has been provided to the Holders of the Series A Bonds; but nothing in this paragraph precludes any limitation or alteration if full compensation is made by law for the full protection of the Series Charges and of the Holders of the Series A Bonds or any assignee or party entering into a contract with the Seller.

(f)        No Repeal of the Nuclear Asset-Recovery Law. Apart from amending the Constitution of the State of Florida by initiative, the voters of the State of Florida do not have initiative powers to amend, repeal or revoke the Nuclear Asset-Recovery Law.

(g)       Tax Liens. After due inquiry, the Seller is not aware of any judgment or tax lien filing against the Issuer or the Seller.

(h)       Assumptions. On the Series Closing Date, based upon the information available to the Seller on such date, the assumptions used in calculating the Series Charges are reasonable and are made in good faith. Notwithstanding the foregoing, the Seller makes no representation or warranty, express or implied, that amounts actually collected arising from those Series Charges will in fact be sufficient to meet the payment obligations on the related Series A Bonds or that the assumptions used in calculating such Series Charges will in fact be realized.

(i)        Creation of Series Property.

(i)            For purposes of the Nuclear Asset-Recovery Law, the Series Property constitutes a present property right that will continue to exist until the Series A Bonds issued pursuant to the Financing Order are paid  in full and all Financing Costs of the Series A Bonds have been recovered in full; and

(ii)           the Series Property consists of (A) all rights and interest of the Seller under the Financing Order, including the right to impose, bill, collect and receive Series Charges; (B) the right under the Financing Order to obtain True-Up Adjustments of the Series Charges; and (C) all revenues, collections, payments, money and proceeds arising out of the rights and interests described in (A) and (B).

(j)        Nature of Representations and Warranties. The representations and warranties set forth in this Section 3.08, insofar as they involve conclusions of law, are made not on the basis that the Seller purports to be a legal expert or to be rendering legal advice, but rather to reflect the parties’ good faith understanding of the legal basis on which the parties are entering into this Sale Agreement and the other Basic Documents and the basis on which the Holders are purchasing the Series A Bonds, and to reflect the parties’ agreement that, if such understanding turns out to be incorrect or inaccurate, the Seller will be obligated to indemnify the Issuer and its permitted assigns (to the extent required by and in accordance with Section 5.01), and that the Issuer and its permitted assigns will be entitled to enforce any rights and remedies under the Basic Documents on account of such inaccuracy to the same extent as if the Seller had breached any other representations or warranties hereunder.

(k)       Prospectus. As of the date hereof, the information describing the Seller under the caption “DEF’s Review of Nuclear Asset-Recovery Property” and “Duke Energy Florida, LLC—The Depositor, Sponsor, Seller and Servicer” in the prospectus dated [      ], 2016 relating to the Series A Bonds is true and correct in all material respects.

(l)        Solvency. After giving effect to the sale of the Series Property hereunder, the Seller:

(i)            is solvent and expects to remain solvent;

(ii)           is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purpose;

(iii)          is not engaged in nor does it expect to engage in a business for which its remaining property represents unreasonably small capital;

(iv)          reasonably believes that it will be able to pay its debts as they come due; and

(v)           is able to pay its debts as they mature and does not intend to incur, or believes that it will not incur, indebtedness that it will not be able to repay at its maturity.

(m)      No Court Order. There is no order by any court providing for the revocation, alteration, limitation or other impairment of the Nuclear Asset-Recovery Law, the Financing Order, the Series Property or the Series Charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the Financing Order.

(n)       Survival of Representations and Warranties The representations and warranties set forth in this Section 3.08 shall survive the execution and delivery of this Sale Agreement and may not be waived by any party hereto except pursuant to a written agreement executed in accordance with Article VI and as to which the Rating Agency Condition has been satisfied.

SECTION 3.09.    Limitations on Representations and Warranties.  Without prejudice to any of the other rights of the parties, the Seller will not be in breach of any representation or warranty as a result of a change in law by means of any legislative enactment, constitutional amendment or voter initiative.  Notwithstanding anything in this Sale Agreement to the contrary, the Seller makes no representation that amounts collected will be sufficient to meet the obligations on the Series A Bonds.

ARTICLE IV
COVENANTS OF THE SELLER

SECTION 4.01.    Existence.  Subject to Section 5.02, so long as any of the Series A Bonds are Outstanding, the Seller (a) will keep in full force and effect its existence and remain in good standing or equivalent status under the laws of the jurisdiction of its organization and (b) will obtain and preserve its qualifications to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Sale Agreement and each other instrument or agreement to which the Seller is a party necessary to the proper administration of this Sale Agreement and the transactions contemplated thereby.

SECTION 4.02.    No Liens.  Except for the conveyances under this Sale Agreement or any Lien for the benefit of the Issuer, the Holders of the Series A Bonds or the Indenture Trustee, the Seller will not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any Lien on, any of the Series Property, whether existing as of the transfer date or thereafter created, or any interest therein.  The Seller will not at any time assert any Lien against or with respect to any Series Property, and will defend the right, title and interest of the Issuer and of the Indenture Trustee, on behalf of the Secured Parties, in, to and under the Series Property against all claims of third parties claiming through or under the Seller.

SECTION 4.03.    Use of Proceeds.  The Seller will use the proceeds of the sale of the related Series Property in accordance with the Financing Order.

SECTION 4.04.    Delivery of Collections.  In the event that the Seller receives any Nuclear Asset-Recovery Charge Collections or other payments in respect of the Series Charges or the proceeds thereof, other than in its capacity as the Servicer, the Seller agrees to pay to the Servicer, on behalf of the Issuer, all payments received by it in respect thereof, but in no event later than two Business Days after the Seller becomes aware of such receipt.

SECTION 4.05.    Notice of Liens.  The Seller shall notify the Issuer and the Indenture Trustee promptly after becoming aware of any Lien on any of the Series Property, other than the conveyances hereunder and any Lien pursuant to the Basic Documents, including the Lien in favor of the Indenture Trustee for the benefit of the Holders of the Series A Bonds.

SECTION 4.06.    Compliance with Law.  The Seller will materially comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any Governmental Authority applicable to it, except to the extent that failure to so comply would not materially adversely affect the Issuer’s or the Indenture Trustee’s interests in the Series Property under any of the Basic Documents, the timing or amount of Series Charges payable by Customers or of Seller’s performance of its material obligations under this Sale Agreement.

SECTION 4.07.    Covenants Related to Series A Bonds and Series Property.

(a)       So long as any of the Series A Bonds are Outstanding, the Seller shall treat the Series Property as the Issuer’s property for all purposes other than financial accounting, U.S. federal income tax purposes and state income and franchise tax purposes.

(b)       So long as any of the Series A Bonds are Outstanding, the Seller shall treat such Series A Bonds as debt of the Issuer and not that of the Seller, except for financial accounting and U.S. federal income tax purposes. For U.S. federal income tax purposes, so long as any of the Series A Bonds are Outstanding, the Seller agrees to treat such Series A Bonds as indebtedness of the Seller (as the sole owner of the Issuer) secured by the related Series Collateral unless otherwise required by appropriate taxing authorities.

(c)       So long as any of the Series A Bonds are Outstanding, the Seller shall disclose in its financial statements that the Issuer and not the Seller is the owner of the Series Property and that the assets of the Issuer are not available to pay creditors of the Seller or its Affiliates (other than the Issuer).

(d)       So long as any of the Series A Bonds are Outstanding, the Seller shall not own or purchase any Series A Bonds.

(e)       So long as the Series A Bonds are Outstanding, the Seller shall disclose the effects of all transactions between the Seller and the Issuer in accordance with generally accepted accounting principles.

(f)        The Seller agrees that, upon the sale by the Seller of the Series Property to the Issuer pursuant to this Sale Agreement, (i) to the fullest extent permitted by law, including applicable Commission Regulations and the Nuclear Asset-Recovery Law, the Issuer shall have all of the rights originally held by the Seller with respect to the Series Property, including the right (subject to the terms of the Servicing Agreement) to exercise any and all rights and remedies to collect any amounts payable by any Customer in respect of the Series Property, notwithstanding any objection or direction to the contrary by the Seller (and the Seller agrees not to make any such objection or to take any such contrary action) and (ii) any payment by any Customer directly to the Issuer shall discharge such Customer’s obligations, if any, in respect of the Series Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Seller.

(g)       So long as any of the Series A Bonds are Outstanding, (i) in all proceedings relating directly or indirectly to the Series Property, the Seller shall affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial accounting or tax purposes), (ii) the Seller shall not make any statement or reference in respect of the Series Property that is inconsistent with the ownership interest of the Issuer (other than for financial accounting or tax purposes), (iii) the Seller shall not take any action in respect of the Series Property except solely in its capacity as the Servicer thereof pursuant to the Servicing Agreement or as otherwise contemplated by the Basic Documents, (iv) neither the Seller nor the Issuer shall take any action, file any tax return or make any election inconsistent with the treatment of the Issuer, for U.S. federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Seller (or, if relevant, from another sole owner of the Issuer) and (v) the Seller shall not sell any additional Property pursuant to the Nuclear Asset-Recovery Law unless the Rating Agency Condition has been satisfied.

SECTION 4.08.    Protection of Title.  The Seller shall execute and file such filings, including filings with the Florida Secured Transaction Registry pursuant to the Nuclear Asset-Recovery Law, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law to fully preserve, maintain, protect and perfect the ownership interest of the Issuer, and the back-up precautionary security interest of the Issuer pursuant to Section 2.01, and the first priority security interest of the Indenture Trustee in the Series Property, including all filings (including but not limited to continuation statements) required under the Nuclear Asset-Recovery Law and the UCC relating to the transfer of the ownership of the rights and interest in the Series Property by the Seller to the Issuer or the pledge of the Issuer’s interest in the Series Property to the Indenture Trustee. The Seller shall deliver or cause to be delivered to the Issuer and the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Seller shall institute any action or proceeding necessary to compel performance by the Commission, the State of Florida or any of their respective agents of any of their obligations or duties under the Nuclear Asset-Recovery Law, the Financing Order, or any issuance advice letter for the Series A Bonds and the Seller agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, in each case as may be reasonably necessary (a) to seek to protect the Issuer and the Secured Parties from claims, state actions or other actions or proceedings of third parties that, if successfully pursued, would result in a breach of any representation set forth in Article III or any covenant set forth in Article IV and (b) to seek to block or overturn any attempts to cause a repeal of, modification of or supplement to the Nuclear Asset-Recovery Law, the Financing Order or any issuance advice letter for the Series A Bonds, or the rights of Holders of the Series A Bonds by legislative enactment or constitutional amendment that would be materially adverse to the Issuer or the Secured Parties or that would otherwise cause an impairment of the rights of the Issuer or the Secured Parties. The costs of any such actions or proceedings undertaken by the Seller will be reimbursed by the Issuer as an Operating Expense.

SECTION 4.09.    Nonpetition Covenants.  Notwithstanding any prior termination of this Sale Agreement or the Indenture, the Seller shall not, prior to the date that is one year and one day after the termination of the Indenture and payment in full of the Series A Bonds or any other amounts owed under the Indenture, petition or otherwise invoke or cause the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a voluntary case against the Issuer under any U.S. federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official or any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer.

SECTION 4.10.    Taxes.  So long as any of the Series A Bonds are outstanding, the Seller shall, and shall cause each of its Affiliates to, pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a Lien on the Series Property; provided, that no such tax need be paid if the Seller or one of its Affiliates is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Seller or such Affiliate has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

SECTION 4.11.    Notice of Breach to Rating Agencies, Etc.  Promptly after obtaining knowledge thereof, in the event of a breach in any material respect (without regard to any materiality qualifier contained in such representation, warranty or covenant) of any of the Seller’s representations, warranties or covenants contained herein, the Seller shall promptly notify the Issuer, the Indenture Trustee, the Commission and the Rating Agencies of such breach. For the avoidance of doubt, any breach that would adversely affect scheduled payments on the Series A Bonds will be deemed to be a material breach for purposes of this Section 4.11.

SECTION 4.12.    Filing Requirements.  The Seller shall comply with all filing requirements, including any post-closing filings, in accordance with the Financing Order.

SECTION 4.13.    Further Assurances.  Upon the request of the Issuer, the Seller shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out the provisions and purposes of this Sale Agreement.

SECTION 4.14.    Intercreditor Agreement.  The Seller shall not continue as or become a party to any (i) trade receivables purchase and sale agreement or similar arrangement under which it sells all or any portion of its accounts receivables owing from Florida electric distribution customers unless the Indenture Trustee, the Seller and the other parties to such additional arrangement shall have entered into the Intercreditor Agreement in connection therewith and the terms of the documentation evidencing such trade receivables purchase and sale arrangement or similar arrangement shall expressly exclude Series Property (including Series Charges) from any receivables or other assets pledged or sold under such arrangement or (ii) sale agreement selling to any other Affiliate property consisting of charges similar to the Charges sold pursuant to this Sale Agreement, payable by Customers pursuant to the Nuclear Asset-Recovery Law or any similar law, unless the Seller and the other parties to such arrangement shall have entered into an Intercreditor Agreement in connection with any agreement or similar arrangement described in this Section 4.14.

ARTICLE V
THE SELLER

SECTION 5.01.    Liability of Seller; Indemnities.

(a)       The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Sale Agreement.

(b)       The Seller shall indemnify the Issuer and the Indenture Trustee (for itself and the benefit of the Holders of the Series A Bonds) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Holders as a result of their ownership of a Series A Bond) that may at any time be imposed on or asserted against any such Person as a result of the sale and assignment of the Series Property to the Issuer, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, but excluding any taxes imposed as a result of a failure of such Person to withhold or remit taxes with respect to payments on any Series A Bond, it being understood that the Holders shall be entitled to enforce their rights against the Seller under this Section 5.01(b) solely through a cause of action brought for their benefit by the Indenture Trustee as set forth in the Indenture.

(c)       The Seller shall indemnify the Issuer and the Indenture Trustee (for itself and the benefit of the Holders of the Series A Bonds) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Holders as a result of their ownership of a Series A Bond) that may at any time be imposed on or asserted against any such Person as a result of the Issuer’s ownership and assignment of the Series Property, the issuance and sale by the Issuer of the Series A Bonds or the other transactions contemplated in the Basic Documents, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, but excluding any taxes imposed as a result of a failure of such Person to withhold or remit taxes with respect to payments on any Series A Bond.

(d)       Indemnification under Sections 5.01(b), 5.01(c), 5.01(d) and 5.01(e) shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorneys’ fees and expenses), except as otherwise expressly provided in this Sale Agreement.

(e)       The Seller shall indemnify the Issuer and the Indenture Trustee (for itself and for the behalf of the Holders of the Series A Bonds), and each of the Issuer’s and the Indenture Trustee’s respective officers, directors, managers, employees and agents for, and defend and hold harmless each such Person from and against, (i) any and all amounts of principal of and interest on the Series A Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amount of any deposits to the Issuer required to have been made in accordance with the terms of the Basic Documents which are not made when so required, in each case as a result of the Seller’s breach of any of its representations, warranties or covenants contained in this Sale Agreement, and (ii) any and all Losses that may be imposed on or asserted against any such Person, other than any liabilities, obligations or claims for or payments of principal of or interest on the Series A Bonds, together with any reasonable costs and expenses actually incurred by such Person, as a result of the Seller’s material breach of any of its representations, warranties or covenants contained in this Sale Agreement, except to the extent of Losses either resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or resulting from a breach of a representation or warranty made by such Indemnified Person in any of the Basic Documents that gives rise to Seller’s breach, and provided that, with respect to a material breach of a representation, warranty or covenant, the Seller has first had a 30-day opportunity to cure such breach beginning with the receipt of a notice of breach from the Issuer or the Indenture Trustee and has failed to cure such breach within such period; and provided further that the Holders of the Series A Bonds shall be entitled to enforce their rights against the Seller under this Section 5.01(e) solely through a cause of action brought for their benefit by the Indenture Trustee.

(f)        The Seller shall indemnify the Servicer (if the Servicer is not the Seller) for the costs of any action instituted by the Servicer pursuant to Section 5.02(d) of the Servicing Agreement that are not paid as Operating Expenses in accordance with the priorities set forth in Section 8.02(e) of the Indenture.

(g)       The remedies provided in this Sale Agreement are the sole and exclusive remedies against the Seller for breach of its representations and warranties in this Sale Agreement.

(h)       If the Seller remains an entity subject to the Commission’s regulatory authority as a public utility (or otherwise for ratemaking purposes), the Seller acknowledges and agrees that the Commission may, subject to the outcome of an appropriate Commission proceeding, take such action as it deems necessary or appropriate under its regulatory authority to require the Seller to make Customers whole for any Losses they incur by reason of

(i)            any failure of the Seller’s material representations or warranties set forth in this Agreement (other than the Seller’s representations and warranties set forth in Sections 3.08(d), 3.08(e) and 3.08(i)), or

(ii)           any material breach of the Seller’s covenants contained in this Agreement (other than the Seller’s covenant set forth in the third sentence of Section 4.08),

including in each case (without limitation) Losses attributable to higher Series Charges imposed on Customers. The Seller acknowledges and agrees that such action by the Commission may include, but is not limited to, adjustments to the Seller’s other regulated rates and charges or credits to Customers.

(i)        If the Seller does not remain an entity subject to the Commission’s regulatory authority as a public utility (or otherwise for ratemaking purposes), the Seller shall indemnify the Commission, on behalf of Customers, for any Losses Customers incur by reason of

(i)            any failure of the Seller’s material representations or warranties set forth in this Agreement (other than the Seller’s representations and warranties set forth in Sections 3.08(d), 3.08(e) and 3.08(i)), or

(ii)           any material breach of the Seller’s covenants contained in this Agreement (other than the Seller’s covenant set forth in the third sentence of Section 4.08),

including without limitation Losses attributable to higher Series Charges imposed on Customers.

(j)        Indemnification under this Section 5.01 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Nuclear Asset-Recovery Law or the Financing Order and shall survive the resignation or removal of the Indenture Trustee or the termination of this Sale Agreement and will rank pari passu with other general, unsecured obligations of the Seller. The Seller shall not indemnify any party under this Section 5.01  for any changes in law after the Series Closing Date, whether such changes in law are effected by means of any legislative enactment, any constitutional amendment or any final and non-appealable judicial decision.

SECTION 5.02.    Merger, Conversion or Consolidation of, or Assumption of the Obligations of, Seller.  Any Person (a) into which the Seller may be merged or consolidated and which succeeds to all or substantially all of the electric distribution business of the Seller, (b) which results from the division of the Seller into two or more Persons and which succeeds to all or substantially all of the electric distribution business of the Seller, (c) which may result from any merger or consolidation to which the Seller shall be a party and which succeeds to all or substantially all of the electric distribution business of the Seller, (d) which may succeed to the properties and assets of the Seller substantially as a whole and which succeeds to all or substantially all of the electric distribution business of the Seller, or (e) which may otherwise succeed to all or substantially all of the electric distribution business of the Seller, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller under this Sale Agreement, shall be the successor to the Seller hereunder without the execution or filing of any document or any further act by any of the parties to this Sale Agreement; provided, however, that: (i) immediately after giving effect to such transaction, no representation or warranty made pursuant to Article III shall have been breached and no Servicer Default, and no event that, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing, (ii) the Seller shall have delivered to the Issuer and the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, reorganization, merger or succession and such agreement of assumption comply with this Section 5.02 and that all conditions precedent, if any, provided for in this Sale Agreement relating to such transaction have been complied with, (iii) the Seller shall have delivered to the Issuer and the Indenture Trustee an Opinion of Counsel stating that, in the opinion of such counsel, either (A) all filings to be made by the Seller or the Seller, in its capacity as Seller or as Servicer, including filings under the Nuclear Asset-Recovery Law with the Florida Secured Transaction Registry and the UCC, that are necessary or advisable to fully  preserve and protect the respective interests of the Issuer and the Indenture Trustee in the Series Property have been executed and filed, and reciting the details of such filings, or (B) no such action is necessary to preserve and protect such interests, (iv) the Seller shall have given the Rating Agencies prior written notice of such transaction and (v) the Seller shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from external tax counsel stating that, for U.S. federal income tax purposes, such consolidation, conversion, merger or succession and such agreement of assumption will not result in a material U.S. federal income tax consequence to the Issuer, the Seller, the Indenture Trustee or the Holders of Series A Bonds. When any Person (or more than one Person) acquires the properties and assets of the Seller substantially as a whole or otherwise becomes the successor, whether by merger, conversion, consolidation, sale, transfer, lease, management contract or otherwise, to all or substantially all of the assets of the Seller in accordance with the terms of this Section 5.02, then, upon satisfaction of all of the other conditions of this Section 5.02, the preceding Seller shall automatically and without further notice be released from all of its obligations hereunder.

SECTION 5.03.    Limitation on Liability of Seller and Others.  The Seller and any director, officer, employee or agent of the Seller may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising hereunder.  Subject to Section 4.08, the Seller shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Sale Agreement and that in its opinion may involve it in any expense or liability.

ARTICLE VI
MISCELLANEOUS PROVISIONS

SECTION 6.01.    Amendment.

(a)       Subject to Section 6.01(b), this Sale Agreement may be amended in writing by the Seller and the Issuer with (a) the prior written consent of the Indenture Trustee (b) the satisfaction of the Rating Agency Condition and (c) if any amendment would adversely affect in any material respect the interest of any Holder of the Series A Bonds, the consent of a majority of the Holders of each affected WAL of Series A Bonds. In determining whether a majority of Holders of the Series A Bonds have consented, Series A Bonds owned by the Issuer or any Affiliate of the Issuer shall be disregarded, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such consent, the Indenture Trustee shall only be required to disregard any Series A Bonds it actually knows to be so owned. Promptly after the execution of any such amendment or consent, the Issuer shall furnish copies of such amendment or consent to each of the Rating Agencies.

Prior to the execution of any amendment to this Sale Agreement, the Issuer and the Indenture Trustee shall be entitled to receive and rely upon (i) an Opinion of Counsel, which counsel may be an employee of or counsel to the Issuer or the Seller and which shall be reasonably satisfactory to the Indenture Trustee, or, in the Indenture Trustee’s sole judgment, external counsel of the Seller stating that the execution of such amendment is authorized and permitted by this Sale Agreement and that all conditions precedent provided for in this Sale Agreement relating to such amendment have been complied with and (ii) the Opinion of Counsel referred to in Section 3.01(c)(i) of the Servicing Agreement. The Issuer and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment that affects the Indenture Trustee’s own rights, duties or immunities under this Sale Agreement or otherwise.

(b)       Notwithstanding anything to the contrary in this Section 6.01, no amendment or modification of this Agreement shall be effective except upon satisfaction of the conditions precedent in this paragraph (b).

(i)            At least 15 days prior to the effectiveness of any such amendment or modification and after obtaining the other necessary approvals set forth in Section 6.01(a) (except that the consent of the Indenture Trustee may be subject to the consent of the Holders of the Series A Bonds if such consent is required or sought by the Indenture Trustee in connection with such amendment or modification) the Seller shall have delivered to the Commission’s Staff Director of Accounting & Finance written notification of any proposed amendment, which notification shall contain:

A.    a reference to Docket Nos. 150171-EI;

B.    an Officer’s Certificate stating that the proposed amendment or modification has been approved by all parties to this Sale Agreement; and

C.    a statement identifying the person to whom the Commission is to address any response to the proposed amendment or to request additional time.

(ii)           If the Commission or an authorized representative of the Commission, within 15 days (subject to extension as provided in clause (iii)) of receiving a notification complying with subparagraph (i), shall have delivered to the office of the person specified in clause (i)(C) a written statement that the Commission might object to the proposed amendment or modification, then, except as provided in clause (iv) below, such proposed amendment or modification shall not be effective unless and until the Commission subsequently delivers a written statement that it does not object to such proposed amendment or modification; or

(iii)          If the Commission or an authorized representative of the Commission, within 15 days of receiving a notification complying with subparagraph (i), shall have delivered to the office of the person specified in clause (i)(C) a written statement requesting an additional amount of time not to exceed thirty days in which to consider such proposed amendment or modification, then such proposed amendment or modification shall not be effective if, within such extended period, the Commission shall have delivered to the office of the person specified in clause (i)(C) a written statement as described in subparagraph (ii), unless and until the Commission subsequently delivers a written statement that it does not object to such proposed amendment or modification.

(iv)          If (A) the Commission or an authorized representative of the Commission, shall not have delivered written notice that the Commission might object to such proposed amendment or modification within the time periods described in subparagraphs (ii) or (iii), whichever is applicable, or (B) the Commission or authorized representative of the Commission, has delivered such written notice but does not within 60 days of the delivery of the notification in (a) above, provide subsequent written notice confirming that it does in fact object and the reasons therefore or advise that it has initiated a proceeding to determine what action it might take with respect to the matter, then the Commission shall be conclusively deemed not to have any objection to the proposed amendment or modification and such amendment or modification may subsequently become effective upon satisfaction of the other conditions specified in Section 6.01(a).

(v)           Following the delivery of a statement from the Commission or an authorized representative of the Commission to the Seller under subparagraph (ii), the Seller and the Issuer shall have the right at any time to withdraw from the Commission further consideration of any proposed amendment.

(c)       For the purpose of this Section 6.01, an “authorized representative of the Commission” means any person authorized to act on behalf of the Commission, as evidenced by an Opinion of Counsel (which may be the general counsel) to the Commission.

SECTION 6.02.    Notices.  Any notice, report or other communication given hereunder shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt in all cases, addressed as follows:

(a)       in the case of the Seller, to Duke Energy Florida, LLC at (i) 299 First Avenue North, St.  Petersburg, Florida 33701, Attention: Director, Rates and Regulatory Strategy, Telephone: 727-820-4560 in care of (c/o): Director, Rates and Regulatory Planning and (ii) 550 South Tryon Street, Charlotte, North Carolina 28202, Attention: Treasurer, Telephone: 704-382-3853 c/o Assistant Treasurer;

(b)       in the case of the Issuer, to Duke Energy Florida Project Finance, LLC, at 299 First Avenue North, St.  Petersburg, Florida 33701, Attention: Managers, Telephone: [           ] in care of (c/o) [             ];

(c)       in the case of the Indenture Trustee, to the Corporate Trust Office;

(d)       in the case of Fitch, to Fitch Ratings, 33 Whitehall Street, New York, New York 10004, Attention: ABS Surveillance, Telephone: (212) 908-0500, Facsimile: (212) 908-0355;

(e)       in the case of S&P, to Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, Structured Credit Surveillance, 55 Water Street, New York, New York 10041, Telephone: (212) 438-8991, Email: servicer_reports@standardandpoors.com (all such notices to be delivered to S&P in writing by email); and

(f)        in the case of the Commission, at Florida Public Service Commission, 2450 Shumard Oak Blvd., Tallahassee, Florida 32399-0850, Attention: Staff Director of Accounting & Finance.

Each party hereto may, by notice given in accordance herewith to the other party or parties hereto, designate any further or different address to which subsequent notices, reports and other communications shall be sent.

SECTION 6.03.    Assignment.  Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02, this Sale Agreement may not be assigned by the Seller.

SECTION 6.04.    Limitations on Rights of Third Parties.  The provisions of this Sale Agreement are solely for the benefit of the Seller, the Issuer, the Commission (on behalf of itself and Customers) the Indenture Trustee (for the benefit of the Secured Parties) and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Sale Agreement. Nothing in this Sale Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Series Property or under or in respect of this Sale Agreement or any covenants, conditions or provisions contained herein.

SECTION 6.05.    Severability.  Any provision of this Sale Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.06.    Separate Counterparts.  This Sale Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 6.07.    Governing Law.  This Sale Agreement shall be construed in accordance with the laws of the State of Florida, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 6.08.    Assignment to Indenture Trustee.  The Seller hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee pursuant to the Indenture for the benefit of the Secured Parties of all right, title and interest of the Issuer in, to and under this Sale Agreement, the Series Property and the proceeds thereof and the assignment of any or all of the Issuer’s rights hereunder to the Indenture Trustee for the benefit of the Secured Parties.

SECTION 6.09.    Limitation of Liability.  It is expressly understood and agreed by the parties hereto that this Sale Agreement is executed and delivered by the Indenture Trustee, not individually or personally but solely as Indenture Trustee on behalf of the Secured Parties, in the exercise of the powers and authority conferred and vested in it. The Indenture Trustee in acting hereunder is entitled to all rights, benefits, protections, immunities and indemnities accorded to it under the Indenture.

SECTION 6.10.    Waivers.  Any term or provision of this Sale Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof; provided, however, that no such waiver delivered by the Issuer shall be effective unless the Indenture Trustee has given its prior written consent thereto. Any such waiver shall be validly and sufficiently authorized for the purposes of this Sale Agreement if, as to any party, it is authorized in writing by an authorized representative of such party, with prompt written notice of any such waiver to be provided to the Rating Agencies. The failure of any party hereto to enforce at any time any provision of this Sale Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Sale Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Sale Agreement shall be held to constitute a waiver of any other or subsequent breach.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

IN WITNESS WHEREOF, the parties hereto have caused this Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

DUKE ENERGY FLORIDA PROJECT FINANCE, LLC
as Issuer

By:
Name:
Title:

DUKE ENERGY FLORIDA, LLC
as Seller

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Indenture Trustee

By:
Name:
Title:

Signature Page to Nuclear Asset-Recovery Property Purchase and Sale Agreement

EXHIBIT A

FORM OF BILL OF SALE

See attached

E-A-1

BILL OF SALE

This Bill of Sale is being delivered pursuant to the Nuclear Asset-Recovery Property Purchase and Sale Agreement, dated as of [        ], 2016 (the “Sale Agreement”), by and between Duke Energy Florida, LLC (the “Seller”) and Duke Energy Florida Project Finance, LLC (the “Issuer”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement.

In consideration of the Issuer’s delivery to or upon the order of the Seller of $[             ], the Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Issuer, without recourse or warranty, except as set forth in the Sale Agreement, all right, title and interest of the Seller in and to the Series Property created or arising under the Financing Order dated November 19, 2015 issued by the Florida Public Service Commission under the Nuclear Asset-Recovery Law (such sale, transfer, assignment, setting over and conveyance of the Series Property includes, to the fullest extent permitted by the Nuclear Asset-Recovery Law, the rights and interests of the Seller under the Financing Order, including the right of the Seller and any Successor or assignee of the Seller to impose, bill, collect and receive Series Charges, the right to obtain True-Up Adjustments and all revenue, collections, claims, rights to payments, payments, moneys and proceeds arising out of the rights and interests created under the Financing Order). Such sale, transfer, assignment, setting over and conveyance is hereby expressly stated to be a sale or other absolute transfer and, pursuant to Section 366.95(5)(c). of the Nuclear Asset-Recovery Law, shall be treated as a true sale and not as a pledge of or secured transaction relating to the Seller’s right, title, and interest in, to, and under the Series Property. The Seller and the Issuer agree that after giving effect to the sale, transfer, assignment, setting over and conveyance contemplated hereby the Seller has no right, title or interest in, to, or under the Series Property to which a security interest could attach because (i) it has sold, transferred, assigned, set over and conveyed all right, title and interest in and to the Series Property to the Issuer, (ii) as provided in Section 366.95(5)(c). of the Nuclear Asset-Recovery Law, all right, title and interest shall have passed to the Issuer and (iii) as provided in Section 366.95(5)(c)4. of the Nuclear Asset-Recovery Law, appropriate financing statements have been filed and such transfer is perfected against all third parties, including subsequent judicial or other lien creditors. If such sale, transfer, assignment, setting over and conveyance is held by any court of competent jurisdiction not to be a true sale as provided in Section 366.95(5)(c). of the Nuclear Asset-Recovery Law, then such sale, transfer, assignment, setting over and conveyance shall be treated as a pledge of the Series Property and as the creation of a security interest (within the meaning of the Nuclear Asset-Recovery Law and the UCC) in the Series Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Series Property to the Issuer, the Seller hereby grants a security interest in the Series Property to the Issuer (and to the Indenture Trustee for the benefit of the Secured Parties) to secure their respective rights under the Basic Documents to receive the Series Charges and all other Series Property.

The Issuer does hereby purchase the Series Property from the Seller for the consideration set forth in the preceding paragraph.

E-A-2

Each of the Seller and the Issuer acknowledges and agrees that the purchase price for the Series Property sold pursuant to this Bill of Sale and the Sale Agreement is equal to its fair market value at the time of sale.

The Seller confirms that (i) each of the representations and warranties on the part of the Seller contained in the Sale Agreement are true and correct in all respects on the date hereof as if made on the date hereof and (ii) each condition precedent that must be satisfied under Section 2.02 of the Sale Agreement has been satisfied upon or prior to the execution and delivery of this Bill of Sale by the Seller.

This Bill of Sale may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

This Bill of Sale shall be construed in accordance with the laws of the State of Florida, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such law.

E-A-3

IN WITNESS WHEREOF, the Seller and the Issuer have duly executed this Bill of Sale as of this [   ] day of [     ], 2016.

DUKE ENERGY FLORIDA PROJECT FINANCE, LLC,
as Issuer

By:
Name:
Title:

DUKE ENERGY FLORIDA, LLC,
as Seller

By:
Name:
Title:

E-A-4

APPENDIX A

DEFINITIONS AND RULES OF CONSTRUCTION

A.                                    Defined Terms. The following terms have the following meanings:

“17g-5 Website” is defined in Section 10.18(a) of the Indenture.

“Account Records” is defined in Section 1(a)(i) of the Administration Agreement.

“Act” is defined in Section 10.03(a) of the Indenture.

“Additional Series” means issuance by the Issuer of any series of Nuclear Asset-Recovery Bonds issued after the date hereof, that will be undertaken only if (i) such issuance has been authorized by the Commission, (ii) the Rating Agency Condition has been satisfied and it is a condition of issuance for each Series of Nuclear Asset-Recovery Bonds that the new Series receive a rating or ratings as required by the Financing Order or a Subsequent Financing Order, (iii) the Issuer has delivered to the Indenture Trustee an Opinion of Counsel of a nationally recognized firm experienced in such matters to the effect that after such issuance, in the opinion of such counsel, if either or both of Duke Energy Florida or the Seller were to become a debtor in a case under the United States Bankruptcy Code (Title 11, U.S.C.), a federal court exercising bankruptcy jurisdiction and exercising reasonable judgment after full consideration of all relevant factors would not order substantive consolidation of the assets and liabilities of the Issuer with those of the bankruptcy estate of Duke Energy Florida or the Seller, subject to the customary exceptions, qualifications and assumptions contained therein.

“Administration Agreement” means the Administration Agreement, dated as of the date hereof, by and between Duke Energy Florida and the Issuer.

“Administration Fee” is defined in Section 2 of the Administration Agreement.

“Administrator” means Duke Energy Florida, as Administrator under the Administration Agreement, or any successor Administrator to the extent permitted under the Administration Agreement.

“AES” means an alternative energy supplier which is authorized by law to sell electric service to a customer using the transmission or distribution system of Duke Energy Florida.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amendatory Schedule” means a revision to service riders or any other notice filing filed with the Commission in respect of the Nuclear Asset-Recovery Rate Schedule pursuant to a True-Up Adjustment.

“Annual Accountant’s Report” is defined in Section 3.04(a) of the Servicing Agreement.

“Authorized Denomination” means, with respect to any Nuclear Asset-Recovery Bond, the authorized denomination therefor specified in the Series Supplement, which shall be at least $2,000 and, except as otherwise provided in the Series Supplement, integral multiples of $1,000 in excess thereof, except for one Nuclear Asset-Recovery bond which may be of a smaller denomination.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

“Basic Documents” means the Indenture, each Series Supplement, the Certificate of Formation, the LLC Agreement, the Administration Agreement, and, with respect to each Series, the applicable Sale Agreement, Bill of Sale, Servicing Agreement, Intercreditor Agreement, Letter of Representations, Underwriting Agreement and all other documents and certificates delivered in connection therewith.

“Bill of Sale” means a bill of sale substantially in the form of Exhibit A to the Sale Agreement delivered pursuant to Section 2.02(a) of the Sale Agreement.

“Billed Nuclear Asset-Recovery Charges” means the amounts of Nuclear Asset-Recovery Charges billed by the Servicer.

“Billing Period” means the period created by dividing the calendar year into 12 consecutive periods of approximately [21] Servicer Business Days.

“Bills” means each of the regular monthly bills, summary bills, opening bills and closing bills issued to Customers by Duke Energy Florida in its capacity as Servicer.

“Bond Interest Rate” means, with respect to any Series or WAL of Nuclear Asset-Recovery Bonds, the rate at which interest accrues on the Nuclear Asset-Recovery Bonds of such Series or WAL, as specified in the applicable Series Supplement.

“Book-Entry Form” means, with respect to any Nuclear Asset-Recovery Bond, that such Nuclear Asset-Recovery Bond is not certificated and the ownership and transfers thereof shall be made through book entries by a Clearing Agency as described in Section 2.11 of the Indenture and the Series Supplement pursuant to which such Nuclear Asset-Recovery Bond was issued.

“Book-Entry Nuclear Asset-Recovery Bonds” means any Nuclear Asset-Recovery Bonds issued in Book-Entry Form; provided, however, that, after the occurrence of a condition whereupon book-entry registration and transfer are no longer permitted and Definitive Nuclear Asset-Recovery Bonds are to be issued to the Holder of such Nuclear Asset-Recovery

Bonds, such Nuclear Asset-Recovery Bonds shall no longer be “Book-Entry Nuclear Asset-Recovery Bonds”.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in St. Petersburg, Florida, Charlotte, North Carolina or New York, New York are, or DTC or the Corporate Trust Office is, authorized or obligated by law, regulation or executive order to be closed.

“Capital Contribution” means the amount of [cash] contributed to the Issuer by Duke Energy Florida as specified in the LLC Agreement.

“Capital Subaccount” is defined in Section 8.02(a) of the Indenture.

“Certificate of Compliance” means the certificate referred to in Section 3.03 of the Servicing Agreement and substantially in the form of Exhibit E to the Servicing Agreement.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on January 5, 2016 pursuant to which the Issuer was formed.

“Charge” means any nuclear asset-recovery charges as defined in Section 366.95(1)(j) of the Nuclear Asset-Recovery Law that are authorized by the Financing Order or any Subsequent Financing Order.

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Agency Participant” means a securities broker, dealer, bank, trust company, clearing corporation or other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with such Clearing Agency.

“Code” means the Internal Revenue Code of 1986.

“Collateral” is defined in the preamble of the Indenture.

“Collection Account” is defined in Section 8.02(a) of the Indenture for such Series.

“Collection in Full of the Charges” means the day on which the aggregate amounts on deposit in the General Subaccount and the Excess Funds Subaccount are sufficient to pay in full all the Outstanding Nuclear Asset-Recovery Bonds and to replenish any shortfall in the Capital Subaccount.

“Collection Period” means any period commencing on the first Servicer Business Day of any Billing Period and ending on the last Servicer Business Day of such Billing Period.

“Commission” means the Florida Public Service Commission.

“Commission Condition” means the satisfaction of any precondition to any amendment or modification to or action under any Basic Documents through the obtaining of Commission consent or acquiescence, as described in the related Basic Document.

“Commission Regulations” means any regulations, including temporary regulations, promulgated by the Commission pursuant to Florida law.

“Company Minutes” is defined in Section 1(a)(iv) of the Administration Agreement.

“Corporate Trust Office” means the office of the Indenture Trustee at which, at any particular time, its corporate trust business shall be administered, which office as of the date hereof is located at BNY Mellon Global Corporate Trust, 10161 Centurion Parkway North, Jacksonville, Florida 32256; Telephone: 904-998-4714; Facsimile: 904-645-1930, or at such other address as the Indenture Trustee may designate from time to time by notice to the Holders of Nuclear Asset-Recovery Bonds and the Issuer, or the principal corporate trust office of any successor trustee designated by like notice.

“Covenant Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Customer” means any existing or future customer (including individuals, corporations, other businesses, and federal, state and local governmental entities) receiving transmission or distribution service from Duke Energy Florida or its successors or assignees under Commission-approved rate schedules or under special contracts, even if such customer elects to purchase electricity from an AES following a fundamental change in regulation of public utilities in Florida.

“Daily Remittance” is defined in Section 6.11(a) of the Servicing Agreement.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Definitive Nuclear Asset-Recovery Bonds” is defined in Section 2.11 of the Indenture.

“Delaware UCC” means the Uniform Commercial Code as in effect on the Series Closing Date in the State of Delaware.

“DTC” means The Depository Trust Company.

“Duke Energy Florida” means Duke Energy Florida, LLC, a Florida limited liability company.

“Eligible Account” means a segregated non-interest-bearing trust account with an Eligible Institution.

“Eligible Institution” means:

(a)                                 the corporate trust department of the Indenture Trustee or a subsidiary thereof, so long as any of the securities of the Indenture Trustee has a credit rating from each Rating Agency in one of its generic rating categories that signifies investment grade; or

(b)                                 a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank) (i) that has either (A) a long-term issuer rating of “AA-” or higher by S&P, “A2” or higher by Moody’s and “AA” or higher by Fitch, if rated by Fitch, or (B) a short-term issuer rating of “A-1+” or higher by S&P, “P-1” or higher by Moody’s and “F1” or higher by Fitch, if rated by Fitch, or any other long-term, short-term or certificate of deposit rating acceptable to the Rating Agencies, and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

If so qualified under clause (b) of this definition, the Indenture Trustee may be considered an Eligible Institution for the purposes of clause (a) of this definition.

“Eligible Investments” means instruments or investment property that evidence:

(a)                                 direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America;

(b)                                 demand or time deposits of, unsecured certificates of deposit of, money market deposit accounts of, bank deposit products of or bankers’ acceptances issued by, any depository institution (including, but not limited to, bank deposit products of the Indenture Trustee, acting in its commercial capacity) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by U.S. federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution are, at the time of deposit, rated at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s and, if Fitch provides ratings thereon by Fitch, or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Nuclear Asset-Recovery Bonds;

(c)                                  commercial paper (including commercial paper of the Indenture Trustee, acting in its commercial capacity, and other than commercial paper of Duke Energy Florida or any of its Affiliates), which at the time of purchase is rated at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Nuclear Asset-Recovery Bonds;

(d)                                 investments in money market funds having a rating in the highest investment category granted thereby (including funds for which the Indenture Trustee or any of its Affiliates is investment manager or advisor) from Moody’s, S&P and Fitch, if rated by Fitch;

(e)                                  repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or its agencies or instrumentalities, entered into with Eligible Institutions;

(f)                                   repurchase obligations with respect to any security or whole loan entered into with an Eligible Institution or with a registered broker/dealer acting as principal and that meets the ratings criteria set forth below:

(i)                                     a broker/dealer (acting as principal) registered as a broker or dealer under Section 15 of the Exchange Act (any such broker/dealer being referred to in this definition as a “broker/dealer”), the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s, “A-1+” by S&P and, if Fitch provides a rating thereon, “F-1+” by Fitch at the time of entering into such repurchase obligation; or

(ii)                                  an unrated broker/dealer, acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s, “A-1+” by S&P and, if Fitch provides a rating thereon, “F-1+” by Fitch at the time of purchase so long as the obligations of such unrated broker/dealer are unconditionally guaranteed by such non-bank or bank holding company; and

(g)                                  any other investment permitted by each of the Rating Agencies;

in each case maturing not later than the Business Day preceding the next Payment Date or Special Payment Date, if applicable (for the avoidance of doubt, investments in money market funds or similar instruments that are redeemable on demand shall be deemed to satisfy the foregoing requirement). Notwithstanding the foregoing: (1) no securities or investments that mature in 30 days or more shall be “Eligible Investments” unless the issuer thereof has either a short-term unsecured debt rating of at least “P-1” from Moody’s or a long-term unsecured debt rating of at least “A1” from Moody’s and also has a long-term unsecured debt rating of at least “A” from S&P; (2) no securities or investments described in clauses (b) through (d) above that have maturities of more than 30 days but less than or equal to 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; and (3) no securities or investments described in clauses (b) through (d) above that have maturities of more than 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s.

“Event of Default” is defined in Section 5.01 of the Indenture.

“Excess Funds Subaccount” is defined in Section 8.02(a) of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expected Sinking Fund Schedule” means, with respect to any WAL, the expected sinking fund schedule related thereto set forth in the applicable Series Supplement.

“Federal Book-Entry Regulations” means 31 C.F.R. Part 357 et seq. (Department of Treasury).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

“Final” means, with respect to the Financing Order or Subsequent Financing Order, that the Financing Order has become final, that the Financing Order is not being appealed and that the time for filing an appeal thereof has expired.

“Final Maturity Date” means, with respect to each Series of WAL of Nuclear Asset-Recovery Bonds, the final maturity date therefor as specified in the applicable Series Supplement.

“Financing Costs” means all financing costs as defined in Section 366.95(1)(e) of the Nuclear Asset-Recovery Law allowed to be recovered by Duke Energy Florida under the Financing Order.

“Financing Order” means the financing order issued by the Commission to Duke Energy Florida on November 19, 2015, Docket No. 150148-EI, authorizing the creation of the Nuclear Asset-Recovery Property.

“Financing Party” means any and all of the following: the Holders, the Indenture Trustee, Duke Energy Florida, collateral agents, any party under the Basic Documents, or any other person acting for the benefit of the Holders.

“Fitch” means Fitch Ratings or any successor thereto. References to Fitch are effective so long as Fitch is a Rating Agency.

“Florida Secured Transactions Registry” means the centralized database in which all initial financing statements, amendments, assignments, and other statements of charge authorized to be filed under Chapter 679 of the Florida statutes.

“Florida UCC” means the Uniform Commercial Code as in effect on the Series Closing Date in the State of Florida.

“General Subaccount” is defined in Section 8.02(a) of the Indenture for such Series.

“Global Nuclear Asset-Recovery Bond” means a Nuclear Asset-Recovery Bond to be issued to the Holders thereof in Book-Entry Form, which Global Nuclear Asset-Recovery Bond shall be issued to the Clearing Agency, or its nominee, in accordance with Section 2.11 of the Indenture and the Series Supplement.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Grant” means mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, grant, transfer, create, grant a lien upon, a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Indenture and the Series Supplement. A Grant of the Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Holder” means the Person in whose name a Nuclear Asset-Recovery Bond is registered on the Nuclear Asset-Recovery Bond Register.

“Indemnified Losses” is defined in Section 5.03 of the Servicing Agreement.

“Indemnified Party” is defined in Section 6.02(a) of the Servicing Agreement.

“Indemnified Person” is defined in Section 5.01(f) of the Sale Agreement.

“Indenture” means the Indenture, dated as [              ], 2016, by and between the Issuer and The Bank of New York Mellon, a National Association, as Indenture Trustee and as Securities Intermediary.

“Indenture Trustee” means The Bank of New York Mellon Trust Company, National Association, a national banking association, as indenture trustee for the benefit of the Secured Parties, or any successor indenture trustee for the benefit of the Secured Parties, under the Indenture.

“Independent” means, when used with respect to any specified Person, that such specified Person (a) is in fact independent of the Issuer, any other obligor on the Nuclear Asset-Recovery Bonds, the Seller, the Servicer and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director (other than as an independent director or manager) or person performing similar functions.

“Independent Certificate” means a certificate to be delivered to the Indenture Trustee under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, made by an Independent appraiser or other expert appointed by an Issuer Order and consented to by the Indenture Trustee, and such certificate shall state that the signer has read the definition of “Independent” in the Indenture and that the signer is Independent within the meaning thereof.

“Independent Manager” is defined in Section 4.01(a) of the LLC Agreement.

“Independent Manager Fee” is defined in Section 4.01(a) of the LLC Agreement.

“Insolvency Event” means, with respect to a specified Person: (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such specified Person or any substantial part of its property in an involuntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the date hereof or thereafter, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or ordering the winding-up or liquidation of such specified Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such specified Person of a voluntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Series Closing Date or thereafter, or the consent by such specified Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such specified Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or the making by such specified Person of any general assignment for the benefit of creditors, or the failure by such specified Person generally to pay its debts as such debts become due, or the taking of action by such specified Person in furtherance of any of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Issuer, the Indenture Trustee, Duke Energy Florida and the parties to the accounts receivables sale program of Duke Energy Florida Receivables LLC, and any subsequent such agreement.

“Interim True-Up Adjustment” means either an Optional Interim True-Up Adjustment made in accordance with Section 4.01(b)(ii) of the Servicing Agreement or a Non-standard True-Up Adjustment made in accordance with Section 4.01(b)(iii) of the Servicing Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Earnings” means investment earnings on funds deposited in the Collection Account net of losses and investment expenses.

“Issuer” means Duke Energy Florida Project Finance, LLC, a Delaware limited liability company, named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the Trust Indenture Act, each other obligor on the Nuclear Asset-Recovery Bonds.

“Issuer Documents” is defined in Section 1(a)(iv) of the Administration Agreement.

“Issuer Order” means a written order signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Issuer Request” means a written request signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Legal Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Letter of Representations” means any applicable agreement between the Issuer and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Nuclear Asset-Recovery Bonds.

“Lien” means a security interest, lien, mortgage, charge, pledge, claim or encumbrance of any kind.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Duke Energy Florida Project Finance, LLC, dated as of [            ], 2016.

“Losses” means (a) any and all amounts of principal of and interest on the Nuclear Asset-Recovery Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amounts of any deposits by or to the Issuer required to have been made in accordance with the terms of the Basic Documents or the Financing Order or Subsequent that are not made when so required and (b) any and all other liabilities, obligations, losses, claims, damages, payments, costs or expenses of any kind whatsoever.

“Manager” means each manager of the Issuer under the LLC Agreement.

“Member” has the meaning specified in the first paragraph of the LLC Agreement.

“Monthly Servicer’s Certificate” is defined in Section 3.01(b)(i) of the Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc.. References to Moody’s are effective so long as Moody’s is a Rating Agency.

“Non-standard True-Up Adjustment” means any Non-standard True-Up Adjustment made pursuant to Section 4.01(b)(iii) of the Servicing Agreement.

“NRSRO” is defined in Section 10.18(b) of the Indenture.

“Nuclear Asset-Recovery Bond Register” is defined in Section 2.05 of the Indenture.

“Nuclear Asset-Recovery Bond Registrar” is defined in Section 2.05 of the Indenture.

“Nuclear Asset-Recovery Bonds” means all Series of the nuclear asset-recovery bonds issued under the Indenture.

“Nuclear Asset-Recovery Charge Collections” means Charges actually received by the Servicer to be remitted to the Collection Account.

“Nuclear Asset-Recovery Charge Payments” means the payments made by Customers based on the Charges.

“Nuclear Asset-Recovery Costs” means (i) the balance of the Crystal River Unit 3 Regulatory Asset as of December 31, 2015 as allowed under the Financing Order minus (ii) $35,894,547.00, which, pursuant to the Commission’s Final Order PSC-16-0138-FOF-EI issued on April 5, 2016, shall not be included in, recovered or further trued up as part of the Crystal River Unit 3 Regulatory Asset, plus (iii) carrying charges accruing at 6.0% per annum on the balance of the Crystal River Unit 3 Regulatory Asset (adjusted as described in (ii) above) from December 31, 2015 through the date hereof.

“Nuclear Asset-Recovery Law” means the laws of the State of Florida adopted in May 2015 enacted as Section 366.95, Florida Statutes.

“Nuclear Asset-Recovery Property Records” is defined in Section 5.01 of the Servicing Agreement.

“Nuclear Asset-Recovery Rate Class” means one of the seven separate rate classes to whom Charges are allocated for ratemaking purposes in accordance with the Financing Order.

“Nuclear Asset-Recovery Rate Schedule” means the Tariff sheets to be filed with the Commission stating the amounts of the Charges, as such Tariff sheets may be amended or modified from time to time pursuant to a True-Up Adjustment.

“NY UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Issuer under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, and delivered to the Indenture Trustee.

“Ongoing Financing Costs” means the Financing Costs described as such in the Financing Order, including Operating Expenses and any other costs identified in the Basic

Documents; provided, however, that Ongoing Financing Costs do not include the Issuer’s costs of issuance of the Nuclear Asset-Recovery Bonds.

“Operating Expenses” means all unreimbursed fees, costs and out-of-pocket expenses of the Issuer, including all amounts owed by the Issuer to the Indenture Trustee (including indemnities, legal, audit fees and expenses) or any Manager, the Servicing Fee, the Administration Fee, legal and accounting fees, Rating Agency, any Regulatory Assessment Fees and related fees (i.e. website provider fees) and any franchise or other taxes owed by the Issuer, including on investment income in the Collection Account.

“Opinion of Counsel” means one or more written opinions of counsel, who may, except as otherwise expressly provided in the Basic Documents, be employees of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel, and shall be in form and substance reasonably acceptable to such party.

“Optional Interim True-Up Adjustment” means any Optional Interim True-Up Adjustment made pursuant to Section 4.01(b)(ii) of the Servicing Agreement.

“Outstanding” means, as of the date of determination, all Nuclear Asset-Recovery Bonds theretofore authenticated and delivered under the Indenture, except:

(a)           Nuclear Asset-Recovery Bonds theretofore canceled by the Nuclear Asset-Recovery Bond Registrar or delivered to the Nuclear Asset-Recovery Bond Registrar for cancellation;

(b)           Nuclear Asset-Recovery Bonds or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent in trust for the Holders of such Nuclear Asset-Recovery Bonds; and

(c)           Nuclear Asset-Recovery Bonds in exchange for or in lieu of other Nuclear Asset-Recovery Bonds that have been issued pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Nuclear Asset-Recovery Bonds are held by a Protected Purchaser;

provided, that, in determining whether the Holders of the requisite Outstanding Amount of the Nuclear Asset-Recovery Bonds or any Series or WAL thereof have given any request, demand, authorization, direction, notice, consent or waiver under any Basic Document, Nuclear Asset-Recovery Bonds owned by the Issuer, any other obligor upon the Nuclear Asset-Recovery Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (unless one or more such Persons owns 100% of such Nuclear Asset-Recovery Bonds), except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Nuclear Asset-Recovery Bonds that the Indenture Trustee actually knows to be so owned shall be so disregarded. Nuclear Asset-Recovery Bonds so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Nuclear Asset-Recovery Bonds and that the pledgee is not the Issuer, any other obligor upon the Nuclear

Asset-Recovery Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons.

“Outstanding Amount” means the aggregate principal amount of all Nuclear Asset-Recovery Bonds, or, if the context requires, all Nuclear Asset-Recovery Bonds of a Series or WAL, Outstanding at the date of determination.

“Paying Agent” means, with respect to the Indenture, the Indenture Trustee and any other Person appointed as a paying agent for the Nuclear Asset-Recovery Bonds pursuant to the Indenture.

“Payment Date” means, with respect to any Series or WAL of Nuclear Asset-Recovery Bonds, the dates specified in the applicable Series Supplement; provided, that if any such date is not a Business Day, the Payment Date shall be the Business Day succeeding such date.

“Periodic Billing Requirement” means, for any Remittance Period, the aggregate amount of Charges calculated by the Servicer as necessary to be billed during such period in order to collect the Periodic Payment Requirement on a timely basis.

“Periodic Interest” means, with respect to any Payment Date, the periodic interest for such Payment Date as specified in the Series Supplement.

“Periodic Payment Requirement” for any Remittance Period means the total dollar amount of Nuclear Asset-Recovery Charge Collections reasonably calculated by the Servicer in accordance with Section 4.01 of the Servicing Agreement as necessary to be received during such Remittance Period (after giving effect to the allocation and distribution of amounts on deposit in the Excess Funds Subaccount at the time of calculation and that are projected to be available for payments on the Nuclear Asset-Recovery Bonds at the end of such Remittance Period and including any shortfalls in Periodic Payment Requirements for any prior Remittance Period) in order to ensure that, as of the last Payment Date occurring in such Remittance Period, (a) all accrued and unpaid principal of and interest on the Nuclear Asset-Recovery Bonds then due shall have been paid in full on a timely basis, (b) the Outstanding Amount of the Nuclear Asset-Recovery Bonds is equal to the Projected Unpaid Balance on each Payment Date during such Remittance Period, (c) the balance on deposit in the Capital Subaccount equals the Required Capital Level and (d) all other fees and expenses due and owing and required or allowed to be paid under Section 8.02 of the Indenture as of such date shall have been paid in full; provided, that, with respect to any Semi-Annual True-Up Adjustment or Interim True-Up Adjustment occurring after the date that is one year prior to the last Scheduled Final Payment Date for the Nuclear Asset-Recovery Bonds, the Periodic Payment Requirements shall be calculated to ensure that sufficient Nuclear Asset-Recovery Charges will be collected to retire the Nuclear Asset-Recovery Bonds in full as of the next Payment Date.

“Periodic Principal” means, with respect to any Payment Date, the excess, if any, of the Outstanding Amount of Nuclear Asset-Recovery Bonds over the outstanding principal balance specified for such Payment Date on the Expected Sinking Fund Schedule.

“Permitted Lien” means the Lien created by the Indenture.

“Permitted Successor” is defined in Section 5.02 of the Sale Agreement.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Predecessor Nuclear Asset-Recovery Bond” means, with respect to any particular Nuclear Asset-Recovery Bond, every previous Nuclear Asset-Recovery Bond evidencing all or a portion of the same debt as that evidenced by such particular Nuclear Asset-Recovery Bond, and, for the purpose of this definition, any Nuclear Asset-Recovery Bond authenticated and delivered under Section 2.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Nuclear Asset-Recovery Bond shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Nuclear Asset-Recovery Bond.

“Premises” is defined in Section 1(g) of the Administration Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Projected Unpaid Balance” means, as of any Payment Date, the sum of the projected outstanding principal amount of each WAL of Nuclear Asset-Recovery Bonds for such Payment Date set forth in the Expected Sinking Fund Schedule.

“Property” means all nuclear asset-recovery property as defined in Section 366.95(1)(l) of the Nuclear Asset-Recovery Law created pursuant to the Financing Order or a Subsequent Financing Order and under the Nuclear Asset-Recovery Law, including the right to impose, bill, collect and receive the Charges authorized under the Financing Order and to obtain periodic adjustments of the Charges and all revenue, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in Section 366.95(1)(l)1., regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

“Protected Purchaser” has the meaning specified in Section 8-303 of the UCC.

“Rating Agency” means, with respect to any WAL of Nuclear Asset-Recovery Bonds, any of Moody’s, S&P or Fitch that provides a rating with respect to the Nuclear Asset-Recovery Bonds. If no such organization (or successor) is any longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Issuer, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, at least ten Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody’s to the Servicer, the Indenture Trustee and the Issuer that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any WAL of Nuclear Asset-Recovery Bonds; provided, that, if, within such ten Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (a) the Issuer shall be required to confirm that such Rating Agency has received the Rating Agency Condition request and, if it has, promptly request the related Rating Agency Condition confirmation and (b) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five Business Days following such second request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency’s right to review or consent).

“Record Date” means one Business Day prior to the applicable Payment Date.

“Registered Holder” means the Person in whose name a Nuclear Asset-Recovery Bond is registered on the Nuclear Asset-Recovery Bond Register.

“Regulation AB” means the rules of the SEC promulgated under Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123.

“Regulatory Assessment Fee” means any assessment fee due to the Commission pursuant to Section 350.113, Florida Statutes.

“Reimbursable Expenses” is defined in Section 2 of the Administration Agreement and Section 6.06(a) of the Servicing Agreement.

“Released Parties” is defined in Section 6.02(d) of the Servicing Agreement.

“Remittance Period” means, with respect to any True-Up Adjustment, the period comprised of 6 consecutive Collection Periods beginning with the Collection Period in which such True-Up Adjustment would go into effect, from the Series Closing Date to the first Scheduled Payment Date, and for each subsequent period between Scheduled Payment Dates.

“Required Capital Level” means, with respect to any Series of Nuclear Asset-Recovery Bonds, the amount specified as such in the Series Supplement therefor.

“Requirement of Law” means any foreign, U.S. federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law.

“Responsible Officer” means, with respect to: (a) the Issuer, any Manager or any duly authorized officer; (b) the Indenture Trustee, any officer within the Corporate Trust Office of such trustee (including the President, any Vice President, any Assistant Vice President, any Secretary, any Assistant Treasurer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by persons who at the time shall be such officers, respectively, and that has direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred to because of such officer’s knowledge and familiarity with the particular subject); (c) any corporation (other than the Indenture Trustee), the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or any other duly authorized officer of such Person who has been authorized to act in the circumstances; (d) any partnership, any general partner thereof; and (e) any other Person (other than an individual), any duly authorized officer or member of such Person, as the context may require, who is authorized to act in matters relating to such Person.

“Return on Invested Capital” means, for any Payment Date with respect to any Remittance Period, the sum of (i) rate of return, payable to Duke Energy Florida, on its Capital Contribution equal to the rate of interest payable on the longest maturing WAL of Nuclear Asset-Recovery Bonds plus (ii) any Return on Invested Capital not paid on any prior Payment Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business. References to S&P are effective so long as S&P is a Rating Agency.

“Sale Agreement” means the Nuclear Asset-Recovery Property Purchase and Sale Agreement, dated as of the date hereof, or any subsequent Nuclear Asset-Recovery Property Purchase and Sale Agreement relating to another Series of Nuclear Asset-Recovery Bonds by and between the Issuer and Duke Energy Florida, and acknowledged and accepted by the Indenture Trustee.

“Scheduled Final Payment Date” means, with respect to each Series of Nuclear Asset-Recovery Bonds, the date when all interest and principal is scheduled to be paid with respect to that applicable Series in accordance with the Expected Sinking Fund Schedule, as specified in the Series Supplement. For the avoidance of doubt, the Scheduled Final Payment Date with respect to any Series shall be the last Scheduled Payment Date set forth in the Expected Sinking Fund Schedule relating to such Series. The “last Scheduled Final Payment Date” means the Scheduled Final Payment Date of the latest maturing WAL of a Series of Nuclear Asset-Recovery Bonds.

“Scheduled Payment Date” means, with respect to each Series or WAL of Nuclear Asset-Recovery Bonds, each Payment Date on which principal for such Series or WAL is to be paid in accordance with the Expected Sinking Fund Schedule for such Series or WAL.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Nuclear Asset-Recovery Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee.

“Secured Parties” means the Indenture Trustee, the Holders and any credit enhancer described in a Series Supplement.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means The Bank of New York Mellon Trust Company, National Association, a national banking association, solely in the capacity of a “securities intermediary” as defined in the [NY] UCC and Federal Book-Entry Regulations or any successor securities intermediary under the Indenture.

“Seller” is defined in the preamble to the Sale Agreement.

“Semi-Annual Servicer’s Certificate” is defined in Section 4.01(c)(ii) of the Servicing Agreement.

“Semi-Annual True-Up Adjustment” means each adjustment to the Nuclear Asset-Recovery Charges made in accordance with Section 4.01(b)(i) of the Servicing Agreement.

“Semi-Annual True-Up Adjustment Date” means the first billing cycle of [           ] and [          ] of each year, commencing in [        , 20   ].

“Series” means any series of Nuclear Asset-Recovery Bonds.

“Series A Bonds” means the Series A Senior Secured Nuclear Asset-Recovery Bonds issued by the Issuer on [         ], 2016.

“Series Charges” means Charges for the benefit of a particular Series of Nuclear Asset-Recovery Bonds.

“Series Closing Date” means the date on which a Series of the Nuclear Asset-Recovery Bonds are originally issued in accordance with Section 2.10 of the Indenture and the respective Series Supplement.

“Series Collateral” means Collateral for the benefit of a particular Series of Nuclear Asset-Recovery Bonds.

“Series Property” means Property for the benefit of a particular Series of Nuclear Asset-Recovery Bonds.

“Series Supplement” means an indenture supplemental to the Indenture in the form attached as Exhibit B to the Indenture that authorizes the issuance of Nuclear Asset-Recovery Bonds.

“Servicer” means Duke Energy Florida, as Servicer under the Servicing Agreement.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in St. Petersburg, Florida, Charlotte, North Carolina or New York, New York are authorized or obligated by law, regulation or executive order to be closed, on which the Servicer maintains normal office hours and conducts business.

“Servicer Default” is defined in Section 7.01 of the Servicing Agreement.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under Exhibit A to the Servicing Agreement, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

“Servicing Agreement” means the Nuclear Asset-Recovery Property Servicing Agreement, dated as of the date hereof, or any subsequent Nuclear Asset-Recovery Property Servicing Agreement relating to another Series of Nuclear Asset-Recovery Bonds by and between the Issuer and Duke Energy Florida, and acknowledged and accepted by the Indenture Trustee.

“Servicing Fee” is defined in Section 6.06(a) of the Servicing Agreement.

“Servicing Standard” means the obligation of the Servicer to calculate, apply, remit and reconcile proceeds of the Property, including Nuclear Asset-Recovery Charge Payments, and all other Collateral for the benefit of the Issuer and the Holders (a) with the same degree of care and diligence as the Servicer applies with respect to payments owed to it for its own account, (b) in accordance with all applicable procedures and requirements established by the Commission for collection of electric utility tariffs and (c) in accordance with the other terms of the Servicing Agreement.

“Special Payment Date” means the date on which, with respect to any Series or WAL of Nuclear Asset-Recovery Bonds, any payment of principal of or interest (including any interest accruing upon default) on, or any other amount in respect of, the Nuclear Asset-Recovery Bonds of such Series or WAL that is not actually paid within five days of the Payment Date applicable thereto is to be made by the Indenture Trustee to the Holders.

“Special Record Date” means, with respect to any Special Payment Date, the close of business on the fifteenth day (whether or not a Business Day) preceding such Special Payment Date.

“Sponsor” means Duke Energy Florida, in its capacity as “sponsor” of the Nuclear Asset-Recovery Bonds within the meaning of Regulation AB.

“State” means any one of the fifty states of the United States of America or the District of Columbia.

“State Pledge” means the pledge of the State of Florida as set forth in Section 366.95(11) of the Nuclear Asset-Recovery Law.

“Subaccounts” is defined in Section 8.02(a) of the Indenture.

“Subsequent Financing Order” means, a financing order of the Commission under the Nuclear Asset-Recovery Law issued to Duke Energy Florida subsequent to the Financing Order.

“Successor” means any successor to Duke Energy Florida under the Nuclear Asset-Recovery Law, whether pursuant to any bankruptcy, reorganization or other insolvency proceeding or pursuant to any merger, conversion, acquisition, sale or transfer, by operation of law, as a result of electric utility restructuring, or otherwise.

“Successor Servicer” is defined in Section 3.07(e) of the Indenture.

“Tariff” means the most current version on file with the Commission of [          ].

“Tax Returns” is defined in Section 1(a)(iii) of the Administration Agreement.

“Temporary Nuclear Asset-Recovery Bonds” means Nuclear Asset-Recovery Bonds executed and, upon the receipt of an Issuer Order, authenticated and delivered by the Indenture Trustee pending the preparation of Definitive Nuclear Asset-Recovery Bonds pursuant to Section 2.04 of the Indenture.

“Termination Notice” is defined in Section 7.01 of the Servicing Agreement.

“True-Up Adjustment” means any Semi-Annual True-Up Adjustment or Interim True-Up Adjustment, as the case may be.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in force on the Series Closing Date, unless otherwise specifically provided.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Underwriters” means the underwriters who purchase Nuclear Asset-Recovery Bonds of any Series from the Issuer and sell such Nuclear Asset-Recovery Bonds in a public offering.

“Underwriting Agreement” means the Underwriting Agreement, dated [          ], 2016, by and among Duke Energy Florida, the representatives of the several Underwriters named therein and the Issuer.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the option of the issuer thereof.

“WAL” means any one of the groupings of Nuclear Asset-Recovery Bonds of a Series differentiated by sinking fund schedule, interest rate or sinking fund schedule, as specified in the Series Supplement.

“WAL Maturity Date” means, with respect to any WAL of Nuclear Asset-Recovery Bonds, the maturity date therefor, as specified in the Series Supplement therefor.

“Weighted Average Days Outstanding” means the weighted average number of days Duke Energy Florida’s monthly bills to Customers remain outstanding during the calendar year preceding the calculation thereof pursuant to Section 4.01(b)(i) of the Servicing Agreement.

B.                                    Rules of Construction. Unless the context otherwise requires, in each Basic Document to which this Appendix A is attached:

(a)                                 All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in any Basic Document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained in such Basic Document shall control.

(b)                                 The term “including” means “including without limitation”, and other forms of the verb “include” have correlative meanings.

(c)                                  All references to any Person shall include such Person’s permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities.

(d)                                 Unless otherwise stated in any of the Basic Documents, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(e)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Basic Document shall refer to such Basic Document as a whole and not to any particular provision of such Basic Document. References to Articles, Sections, Appendices and Exhibits in any Basic Document are references to Articles, Sections, Appendices and Exhibits in or to such Basic Document unless otherwise specified in such Basic Document.

(f)                                   The various captions (including the tables of contents) in each Basic Document are provided solely for convenience of reference and shall not affect the meaning or interpretation of any Basic Document.

(g)                                  The definitions contained in this Appendix A apply equally to the singular and plural forms of such terms, and words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(h)                                 Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in such agreement or document) and include any attachments thereto.

(i)                                     References to any law, rule, regulation or order of a Governmental Authority shall include such law, rule, regulation or order as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(j)                                    The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(k)                                 The word “or” is not exclusive.

(l)                                     All terms defined in the relevant Basic Document to which this Appendix A is attached shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(m)                             A term has the meaning assigned to it.